SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made by and between ENER1, INC. a Florida corporation (the “Company”) and JEFFREY SEIDEL (“Employee”) on the date(s) executed below.  In exchange and in consideration for the promises and covenants herein, the parties agree as follows:

1.           Separation from Employment.  Employee acknowledges that his employment with the Company ended effective November 13, 2011 (the “Separation Date”).  Except as expressly provided in this Agreement or otherwise required by law, Employee agrees that all duties and obligations of the Company and the Released Parties (defined in paragraph 3(a) below) pursuant to his employment and/or his separation from employment, whether by written agreement or otherwise, are and were completely extinguished as of the Separation Date except to the extent otherwise required by law other than the following:

(a)           Employee shall receive payment for all wages earned through the Separation Date and for all accrued, but unused vacation days, if any, less all applicable federal, state and local employment and income taxes and other required or elected withholdings, on the next regularly scheduled payroll date following the Separation Date;

(b)           Employee shall retain any accrued, vested rights existing under any Company-sponsored benefit plan, in accordance with the terms of those plans as they may be amended from time to time;

(c)           Consistent with the Company’s policies and procedures, and provided Employee was a participant in the Company’s health insurance plan as of the Separation Date, Employee shall remain covered under the Company’s health insurance plan until the end of October, 2011.

(d)           The Employment Agreement entered into between Employee and the Company, dated October 14, 2010 (“Employment Agreement”) is hereby terminated by mutual consent of the parties, without triggering any payment under paragraphs 5 or 6 and shall have no further force or effect, except for paragraph 8, which shall survive the termination of the Employment Agreement.

2.           Separation Payment and Other Benefits in Exchange for General Release.

(a)           In exchange for and in consideration of Employee’s promises and covenants set forth within this Agreement, and contingent upon the Company’s receipt of an effective, unrevoked original hereof, and Employee’s compliance with the terms of this Agreement, The Company, on behalf of all Released Parties, agrees to:

(i)           Cause EnerDel, Inc. to retain Employee as a Consultant with EnerDel, Inc., subject to the terms of the Consulting Agreement annexed hereto as Exhibit A.

(ii)           To the extent Employee is eligible for and properly and timely elects COBRA continuation coverage in accordance with the Company’s COBRA continuation health coverage policies, the Company will pay Employee’s full monthly premiums for COBRA continuation health coverage for the period of six (6) months to coincide with the Consulting Term as defined in the Consulting Agreement annexed hereto as Exhibit A, so long as Employee remains eligible for COBRA coverage (the “COBRA Contribution” during the “COBRA Contribution Period”).  Notwithstanding the foregoing, the Company has and will have no obligation to make any payments toward COBRA continuation health coverage for Employee and/or his dependents extending beyond the COBRA Contribution Period.  Employee acknowledges and agrees that the Company’s COBRA Contribution during the COBRA Contribution Period will not extend his or his dependents’ eligibility for continuation health coverage under COBRA and agrees to hold harmless the Released Parties from any and all claims arising directly or indirectly from the COBRA Contributions referenced above with the sole exception of claims arising from any failure by the Company to pay the COBRA Contributions.  The benefits provided hereunder will be subject to all required taxes, tax withholdings and other applicable deductions.  After expiration of the COBRA Contribution Period, Employee and his eligible dependents will be able to continue to receive the COBRA continuation health coverage for the remainder of the applicable COBRA continuation period permitted by law provided that Employee and his dependents remain eligible for and pay the full cost of such coverage in accordance with the Company’s COBRA continuation health coverage policies.

(b)           Employee acknowledges and agrees that the payments and other benefits outlined above, including the terms of the Consulting Agreement and COBRA Contribution, constitute adequate consideration in exchange for his promises herein and are in addition to anything of value to which he is presently entitled by virtue of: (i) any understandings, agreements or contracts he has with any of the Released Parties; (ii) his employment with the Company or separation from that employment; or (iii) pursuant to any Released Party’s policies, practices, plans or prior understandings with him, including but not limited to compensation, vacation, bonus, severance, paid time off or other fringe benefit plans or policies.

(c)           Employee further acknowledges and agrees that he has received full compensation for all accrued wages and other benefits due him in connection with his work for the Company, including his salary and any overtime due him through his Separation Date, and that he is not entitled to receive any further compensation from the Company or any of the Released Parties after his last day worked except as specifically provided in this Agreement.  Employee also represents that he has incurred no work related injuries, and that he has been afforded all family and/or medical leave to which he was ever entitled, including any right to reinstatement upon the conclusion of any period of leave.  Except as provided above or otherwise stated in this Agreement, Employee understands and agrees that he is not entitled to any payment or other benefit from the Released Parties, and the Released Parties shall never be required to make any further payment or provide any further benefit, for any reason whatsoever, to him or any person regarding any claim, right or status he may have arising on or before the Effective Date of this Agreement.

(d)           Employee understands that the Company would not be obligated to pay him any separation payments or other benefits if he had not entered into this Agreement, and that the Company has agreed to do so solely in connection with his execution of this Agreement, and acceptance of its terms and conditions.  Employee shall not be entitled to receive the Separation Payment or COBRA Contribution, or any other benefits beyond those listed in paragraph 2, if any of the following occurs:  (a) Employee fails to abide by the terms and conditions of this Agreement; (b) Employee does not execute this Agreement; or (c) Employee exercises his right to revoke his signature on this Agreement, as set forth in paragraph 11(c) herein.

3.           General Release.

(a)           In exchange for and in consideration of the payments and other benefits described in paragraph 2(a) and its subparagraphs above and otherwise provided under this Agreement, Employee, individually and on behalf of his heirs, executors, administrators, successors, assigns, agents, counsel and other representatives, hereby releases and forever discharges the Company, its parent companies, subsidiaries, affiliated entities, predecessors, successors or assigns (including, but not limited to, Ener1, Inc and EnerDel, Inc., their employee benefit plans and trustees, fiduciaries, administrators and parties-in-interest of those plans, and any of its and their present and former shareholders, officers, directors, supervisors, employees, agents, administrators, members, agents, attorneys, insurers, re-insurers, contractors, and other representatives (whether acting as agents or in their individual capacities) (collectively “the Released Parties”) from any and all waivable claims, demands, prayers for relief, causes of action, right or damage he may have against the Company, arising, directly or indirectly, out of his employment and/or termination of employment with the Company, whether known or unknown, and whether arising from tort, statute or contract, arising or existing on or before the date on which Employee signs and executes this Agreement, including, but not limited to all waivable claims arising under federal, state or local laws including those arising under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act (ADA), as amended; the Age Discrimination in Employment Act (ADEA), as amended; the Older Workers Benefit Protection Act, as amended (OWBPA); the Worker Adjustment and Retraining Notification Act (WARN); the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), the Employee Retirement Income Security Act of 1974 (ERISA), as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company subject to the terms and conditions of such plan and applicable law); the Family Medical Leave Act (“FMLA”); the Equal Pay Act, as amended; the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. (“OSHA”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, as amended; and any other federal, state or local law, regulation, ordinance or judicial decision governing or otherwise pertaining in any way to employment, discrimination in employment, the terms and conditions of employment, and the termination of employment; and employee hereby affirms that she is not aware of any illegal activity which would give rise to an investigation or inquiry conducted by the EEOC, SEC or any other applicable government agency.

(b)           This release and waiver also includes any claims that Employee had, has or may have under common law including, without limitation, constructive, wrongful, retaliatory or abusive discharge, breach of contract (whether express or implied), breach of the covenant of good faith and fair dealing, promissory estoppel, reliance, fraud, misrepresentation, negligence, defamation, libel, slander, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, violation of public policy, and any other claim or tort.

(c)           By signing this Agreement, Employee agrees that his waivers and releases expressly include a waiver of all claims for damages, penalties, attorney’s fees, costs, disbursements and the like.  Employee further agrees that his waivers and releases include a waiver of all claims existing before the Effective Date of this Agreement which he knows about and those claims which he does not know about, and specifically includes an unconditional waiver of the right to proceed with discovery concerning any claim in any future litigation between him and any Released Party, if any.  He also warrants and represents that he has not assigned any interest in any claim released by this Agreement, and that he fully indemnifies and holds the Released Parties harmless for any claims or damages, including attorney’s fees, based upon any claim assigned by him.  Further, Employee expressly waives and hereby forfeits his right to any individual monetary award, injunctive relief, or other recovery should any third party, including any federal, state or local administrative agency, pursue any claims on his behalf arising out of or relating to his employment with and/or separation from employment with the Company.  Employee understands that the laws cited above give him important remedies that relate to claims he has or may have arising out of or in connection with his employment and/or separation from employment, and he acknowledges that he freely and voluntarily gives up those remedies and claims.

4.           Exclusions from General Release.  Nothing in this Agreement shall be a waiver of claims that may arise after the date on which Employee signs this Agreement, nor shall it limit Employee’s right to bring an action to enforce the terms of this Agreement.

5.           Representations, Waivers and Retained Rights.   Employee represents that he has brought no legal or administrative proceeding or grievance against the Released Parties and does not have any complaint, charge or grievance pending against any Released Party before any federal, state or local court or administrative agency or arbitration panel.  In the event that Employee has done so, he agrees immediately to discontinue/dismiss any such legal or administrative proceeding, with prejudice.  Employee further covenants that, to the maximum extent permitted by law, he will not assert any such claim or action seeking damages or any other remedies, nor permit any person or entity to do so on his behalf, against the Released Parties related, directly or indirectly, to his employment or the termination thereof.

6.           Non-Admission of Liability.  By entering into this Agreement, the Company does not make any admission, agreement, consent, statement or declaration that it or any other Released Party has violated any law, committed any wrongdoing, interfered with any right, breached any obligation or contract, or otherwise engaged in any improper or illegal conduct, owe him any money, or have treated him unlawfully or unfairly in any way.

7.           Duty Not to Disclose Confidential Information.  Employee agrees that in the course of his employment with the Company, he had access to and acquired Confidential Information belonging to the Released Parties and executed a Confidentiality Agreement which survives the termination of his employment.  The Confidentiality Agreement is specifically incorporated herein and a copy is attached as Exhibit B.  The term “Confidential Information” as used in this Agreement is as defined in the Confidentiality Agreement. Employee understands and agrees that such Confidential Information has been disclosed to him in confidence, and for the exclusive use and benefit of the Company.  Employee understands and agrees that: (i) Employee will keep such Confidential Information confidential at all times after the termination of his employment with the Company, and (ii) Employee will not make use of Confidential Information on his own behalf, or on behalf of any third party (including any future employer), unless required to do so under compulsion of law, namely, in response to an order from a court or other governmental or regulatory authority.  The term “Confidential Information” as used in this Agreement does not include (i) information that was or becomes generally available to the public, other than as a result of a disclosure by Employee, (ii) information which was, at the time it was obtained from the Company, already in Employee’s possession, or (iii) information that is subsequently disclosed to Employee by a third party not under any obligation to retain the information in confidence.

8.           Notice of Subpoena.   Employee agrees that if he should receive a subpoena relating to his employment with the Company, he shall give immediate written notice, by hand-delivery or overnight mail, no later than forty-eight (48) hours upon receipt of the same and before divulging any information, to the Company’s General Counsel, and consent to the Released Parties’ immediate intervention in such manner should they deem it appropriate.

9.           Return of Company Property.  Employee agrees that he shall immediately return to the Company all the Company property, documents, and computerized information, regardless of format.  Employee understands that the Company’s property, documents and computerized information constitute proprietary business information that is the property of the Company, and that any misuse or dissemination to third parties of such information could result in irreparable harm to the Company.

10.         Non-Disparagement. During and after the Term for a period of 30 months, the parties hereunder agree not to make any disparaging statements concerning the other or any of their respective subsidiaries, assigns, spouses, heirs, companies, affiliates or current or former officers, directors, shareholders, employees or agents (collectively, “Non-Disparagement Parties”). The parties further agree not to take any actions or conduct themselves in any way that would reasonably be expected to affect adversely the reputation or good will of the other party or any of their respective Non-Disparagement Parties. The parties further agree that neither of them shall voluntarily provide information to or otherwise cooperate with any other individual or other entity that is contemplating or pursuing litigation against any of the other party or any of their respective Non-Disparagement Parties; provided, however, that any party may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC, SEC or any other applicable government agency or any litigation or proceeding between them. These non-disparagement obligations shall not in any way affect the parties’ obligation to testify truthfully in any legal proceeding.

11.         Consideration/Revocation Period.

(a)           Employee acknowledges that he is hereby advised to consult with independent legal counsel of his own choosing, at his own expense, concerning the terms of this Agreement.  Employee further acknowledges that he fully understands the significance of all the terms and conditions of this Agreement and has discussed them with his independent legal counsel, or has had a reasonable opportunity to do so; he has had answered to his satisfaction any questions he has asked with respect to the meaning and significance of any of the provisions of this Agreement; and that he has entered into this Agreement of his free will, and not under any duress.

(b)           Employee acknowledges and agrees that he has a period of twenty-one (21) calendar days from his receipt of this Agreement.  Employee understands that he may use as much of the twenty-one (21) day review period as he wishes before signing this Agreement.  To accept this Agreement, Employee understands that he must sign two (2) copies of this Agreement before a notary public and return them to the Company’s General Counsel on or before the last day of the twenty-one (21) period and that his failure to comply with this requirement will render this Agreement unenforceable.  To the extent that Employee signs this Agreement prior to the expiration of his review period and delivers his executed copies to the Company’s General Counsel, he additionally represents and warrants that he has voluntarily and knowingly waived the remainder of the review period and that the decision to accept such a shortened time period.

(c)           Employee understands that, following his execution of this Agreement, he will have a period of seven (7) calendar days (the “Revocation Period”) to revoke his acceptance of the terms and must notify the Company’s General Counsel in writing of his decision to revoke no later than the 5:00 p.m. (EST) on the seventh (7th) day after he signs the Agreement.  If Employee timely revokes this Agreement during the Revocation Period, the Agreement will not be effective and enforceable and he will not receive the payments and other benefits described in paragraph 2 and its subparagraphs above.

12.         Governing Law and Jurisdiction.  This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to any principles of conflicts of laws.

13.         Jurisdiction. Employee hereby consents to the jurisdiction of the United States District Court for the Southern District of New York, or the Supreme Court for the State of New York, New York County, for the resolution of any injunctive proceedings that may occur or for any other proceedings that arise out of this Agreement.

14.         Counter-Parts.  The parties agree that for purposes of convenience in executing this Agreement, the signature lines may be executed in counterparts, each of which shall be deemed an “original,” and all of which, taken together, shall constitute one and the same document.

15.         Assignment.  This Agreement shall not be assignable by Employee but shall be binding upon his heirs, executors, administrators, agents and legal representatives.  This Agreement shall be freely assignable by the Company without restriction and shall be deemed automatically assigned by the Company with Employee’s consent in the event of any sale, merger, share exchange, consolidation or other business reorganization.  This Agreement shall be binding upon, and shall inure to the benefit of, the Company’s successors and assigns.

16.         No Other Agreements.  This Agreement, complete with its attachments, contains the full and complete understanding and agreement between the parties with respect to its subject matter, and supersedes all other agreements between the parties, including the Employment Agreement, except for paragraph 8, which is specifically incorporated herein, and may not be modified or amended except by written instrument executed by both parties to this Agreement.  No agent, employee or representative of The Company or its affiliates has any authority to make any representation or promise not contained in this Agreement, and Employee expressly agrees that he has not executed this Agreement based upon any such representation or promise.  No waiver by any party of any breach of this Agreement shall be deemed a waiver of any preceding or succeeding breach.

17.         Acknowledgment.  Employee acknowledges that he has carefully read this Agreement and fully understands all of its terms.  Employee further acknowledges and warrants that he has voluntarily entered into this Agreement, that he understands completely the release of rights contained in paragraph 3, that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement, and that he has been given the opportunity to have an attorney of his own choosing review this Agreement prior to him signing the same and explain the contents of this Agreement to him, and that he is signing the same knowingly and voluntarily, of his own free will, act and deed.

IN WITNESS WHEREOF, intending to be forever legally bound, the parties have hereby executed this Separation Agreement and General Release on the date(s) set for the below.

Dated:	11.5.2011	/s/ Tom Snyder
		TOM SNYDER

Dated:	11.5.2011	/s/ Jeffrey Seidel
		JEFFREY SEIDEL